Exhibit 99.1

FOR IMMEDIATE RELEASE

From: Nicole Williams

Uwharrie Capital Corp

704-991-1276

Date: February 19, 2016

Albemarle – Uwharrie Capital Corp announced financial results for the year ended December 31, 2015. The Company reported consolidated total assets of $532.2 million at December 31, 2015.

Net income for the twelve-month period ended December 31, 2015, was $2.01 million versus $1.68 million for the same period in 2014, a 19% improvement. For the twelve months, ended December 31, 2015, net income available to common shareholders was $1.42 million or $0.20 per share compared to $1.09 million or $0.15 per share for December 31, 2014, a 30% improvement. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Contact David Beaver, Chief Financial Officer at 704-991-1266 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries: Uwharrie Bank and Uwharrie Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling 704-982-4415.

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